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                           March 16, 2021

       Michael McGaugh
       President and Chief Executive Officer
       MYERS INDUSTRIES INC
       1293 South Main Street
       Akron, Ohio 44301

                                                        Re: Myers Industries,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed March 11,
2021
                                                            File No. 333-254164

       Dear Mr. McGaugh:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Beverly
Singleton at (202) 551-3328 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing